                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
           CREDIT SUISSE INSTITUTIONAL INTERNATIONAL GROWTH FUND, INC.

     CREDIT SUISSE INSTITUTIONAL INTERNATIONAL GROWTH FUND, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

     FIRST: Article II of the Charter of the Corporation is amended to read as follows:

                                   "ARTICLE II

                                      NAME

     The name of the Corporations is Credit Suisse Institutional International Fund, Inc."

     SECOND: The amendment is limited to a change expressly permitted by
Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders, the amendment was approved by a majority of the entire Board of Directors and that the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

     THIRD: The above amendment to the Charter shall become effective as of July 2, 2001.

     IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and, under penalty of perjury, to the best of the knowledge, information and belief of each of them, the matters and facts contained herein with respect to authorization and approval are true in all material respects.

DATE: June 29, 2001                              /s/Hal Liebes
                                                 -------------------------------
                                                    Hal Liebes
                                                    Vice President and Secretary

ATTEST:
/s/Gregory N. Bressler
-------------------------------
   Gregory N. Bressler
   Assistant Secretary